    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1999
                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               SCOTTISH POWER PLC

             (Exact name of registrant as specified in its charter)

           SCOTLAND                    NONE
 (State or other jurisdiction    (I.R.S. Employer
     of incorporation or          Identification
        organization)                  No.)

                                1 Atlantic Quay
                                 Glasgow G2 8SP
                                 United Kingdom
                              011-44-141-248-8200

    (Address, zip code and telephone number of Principal Executive Offices)
                            ------------------------

                        PACIFICORP STOCK INCENTIVE PLAN
                      (formerly 1996 Stock Retention Plan)
                            (Full title of the plan)

          PACIFICORP K PLUS EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN
                            (Full title of the plan)

                                      and

         PACIFICORP COMPENSATION REDUCTION PLAN DATED DECEMBER 1, 1994
                      (as amended through Amendment No. 5)
                            (Full title of the plan)

                                   PacifiCorp
                                825 NE Multnomah
                          Portland, Oregon 97232-4116
                         Attention: Richard T. O'Brien
                    (Name and address of agent for service)

                                 (503) 813-5000
         (Telephone number, including area code, of agent for service)
                            ------------------------

    It is respectfully requested that the Commission send copies of all notices, orders and communications to:

          Robert W. Mullen, Jr., Esq.                       John M. Schweitzer, Esq.
      Milbank, Tweed, Hadley & McCloy LLP                        Stoel Rives LLP
           One Chase Manhattan Plaza                     900 SW Fifth Avenue, Suite 2600
           New York, New York 10005                        Portland, Oregon 97204-1268
                (212) 530-5150                                   (503) 294-9225

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                                                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
   TITLE OF SECURITIES TO BE REGISTERED        BE REGISTERED        PER SHARE(2)     OFFERING PRICE(2)         FEE(2)
Scottish Power plc ordinary shares(1)            35,717,000            $8.77            $313,238,090          $82,695

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933. Such estimate has been computed based on the average of the high and low sales prices on the London Stock Exchange on November 30, 1999 for ordinary shares of Scottish Power plc converted at the currency exchange ratio of L1.0000:$1.5927 on such date. American Depositary Shares are traded on the New York Stock Exchange, and each represents four ordinary shares of Scottish Power plc, of nominal value 50p each.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

    This Registration Statement on Form S-8 is being filed to register 35,717,000 ordinary shares of 50 pence each ("Scottish Ordinary Shares") of Scottish Power plc (the "Registrant"), a public limited company incorporated in Scotland, issuable (i) upon the exercise of options assumed by the Registrant in connection with its merger transaction with PacifiCorp, an Oregon corporation ("PacifiCorp"), effective as of November 29, 1999, which options were originally granted to employees under the PacifiCorp Stock Incentive Plan (formerly 1996 Stock Retention Plan of PacifiCorp) (the "SIP Plan") or issuable from time to time pursuant to such SIP Plan, (ii) pursuant to the PacifiCorp K Plus Employee Savings and Stock Ownership Plan (the "K Plus Plan"), and (iii) pursuant to the PacifiCorp Compensation Reduction Plan.

    Pursuant to the Amended and Restated Agreement and Plan of Merger dated as of December 6, 1998, as amended and restated, by and among the Registrant, Scottish Power U.K. plc (formerly known as Scottish Power plc), NA General Partnership (the "Partnership"), a Nevada general partnership indirectly wholly-owned by the Registrant, and PacifiCorp, Scottish Power Acquisition Co. ("Merger Sub"), an Oregon corporation wholly-owned by Partnership, merged with and into PacifiCorp whereupon PacifiCorp became a wholly-owned (other than outstanding shares of PacifiCorp preferred stock) subsidiary of the Registrant. Under the terms of the Merger Agreement, each outstanding share of common stock of PacifiCorp was converted into .58 American Depositary Shares of Scottish Power plc, or if certain elections are duly made, 2.32 Scottish Ordinary Shares (the "Exchange Ratio"). In addition, each outstanding option to purchase PacifiCorp common stock (each, a "PacifiCorp Option") under the SIP Plan was converted into an option to acquire, upon the same terms and conditions as are applicable under the SIP Plan, a number of Scottish Ordinary Shares (or ADSs), equal to the number of shares of PacifiCorp common stock that could have been purchased under the PacifiCorp Option multiplied by the Exchange Ratio, at a price per share of common stock equal to the PacifiCorp Option exercise price divided by the Exchange Ratio.

ITEM 1. PLAN INFORMATION.

    The information to be provided to employees pursuant to this Item is included in documents sent or given to the employees of PacifiCorp pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

    The written statement required to be provided to employees pursuant to this
Item is set forth in the documents referenced in Item 1 above.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents have been filed with or furnished to the Securities and Exchange Commission by Scottish Power plc (formerly New Scottish Power plc), a public limited company incorporated under the laws of Scotland (the "Company"), and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

        (a) The Company's latest annual report on Form 20-F filed pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

        (b) The Company's Interim Report on Form 6-K for the six months ended September 30, 1999 (File No. 333-77877).

        (c) The description of the ordinary shares and American Depositary Shares of the Company contained in the Company's registration under
    Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

    To the extent designated therein, certain Reports on Form 6-K and all other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

    Certain of the securities registered hereby include participation interests in the PacifiCorp Compensation Reduction Plan and the K Plus Plan. With respect to the PacifiCorp Compensation Reduction Plan, these interests represent the contractual obligation of PacifiCorp to pay or distribute when due to participants in such plan cash and/or securities with respect to amounts deferred in accordance with the terms of the plan. The right of each participant in the PacifiCorp Compensation Reduction Plan is that of a general, unsecured creditor of PacifiCorp. The participation interests in the plans may not be sold, assigned, transferred, pledged or otherwise encumbered by the participants.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Paragraph 159 of the Articles of Association of Scottish Power plc provides as follows:

        Subject to the provisions of and so far as may be consistent with the Statutes, but without prejudice to any indemnity to which such person may otherwise be entitled, every Director, auditor, Secretary, other officer or employee of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which related to anything done or omitted or alleged to have been done or omitted by him as an officer, auditor or employee of the Company and in which decree or judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

    Section 310 of the Companies Act 1985 of the United Kingdom (as amended by
Section 137 of the Companies Act 1989 of the United Kingdom) provides as follows:

    310. Provisions exempting officers and auditors from liability

        (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

        (2) Except as provided by the following subsection, any such provision is void.

        (3) This section does not prevent a company

           (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

           (b) from indemnifying any such officer or auditor against any liability incurred by him

               (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

               (ii) in connection with any application under Section 144(3) or
           (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

Section 727 of the Companies Act 1985 of the United Kingdom provides as follows:

    727. Power of court to grant relief in certain cases:

        (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

        (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

        (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant of defender on such terms as to costs or otherwise as the judge may think proper.

    Scottish Power plc has obtained insurance policies which provide for the indemnification of its directors and officers in the event they are found liable for "Wrongful Acts." A "Wrongful Act" is defined in the insurance policies as:

        Any actual or alleged breach of duty, breach of trust, neglect, error, misstatement, misleading statement, omission, breach of warranty of authority or other act by the directors or officers in their respective capacities as a director or officer of the company or as a director or officer of any outside entity or any matter claimed against them solely because of their status as a director or officer of the company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not Applicable.

ITEM 8. EXHIBITS.

    See the Exhibit Index which is incorporated herein by reference. Exhibits are numbered in accordance with the numbering requirements of Item 601 of Regulation S-K of the Securities and Exchange Commission, and, accordingly, are not numbered consecutively. The undersigned registrant hereby undertakes to submit, or cause to be submitted, or has caused to be submitted, the K Plus Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner, and has caused to be made or will cause to be made all changes required by the IRS in order to qualify such plan.

ITEM 9. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on December 3, 1999.

                                SCOTTISH POWER PLC
                                (Registrant)

                                By:            /s/ ALAN V. RICHARDSON
                                     -----------------------------------------
                                     Name: Alan V. Richardson
                                     Title: Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on December 3, 1999.

          SIGNATURE                       TITLE
------------------------------  --------------------------

  *CHARLES MURRAY STUART CBE
------------------------------  Chairman of the Board and
  Charles Murray Stuart CBE       Director

                                Chief Executive Officer
        *IAN ROBINSON             and Director
------------------------------    (Principal Executive
         Ian Robinson             Officer)

                                Deputy Chief Executive and
 *IAN SIMON MACGREGOR RUSSELL     Finance Director
------------------------------    (Principal Financial and
 Ian Simon MacGregor Russell      Accounting Officer)

    *KENNETH LESLIE VOWLES
------------------------------  Director
    Kenneth Leslie Vowles

    *CHARLES MILLER SMITH
------------------------------  Deputy Chairman of the
     Charles Miller Smith         Board and Director

        *CHARLES BERRY
------------------------------  Director
        Charles Berry

       *ALAN RICHARDSON
------------------------------  Director
       Alan Richardson

          SIGNATURE                       TITLE
------------------------------  --------------------------

    *EWEN CAMERON STEWART
          MACPHERSON
------------------------------  Director
     Ewen Cameron Stewart
          Macpherson

      *JOHN PARNABY CBE
------------------------------  Director
       John Parnaby CBE

         *MAIR BARNES
------------------------------  Director
         Mair Barnes

*By:   /s/ ALAN V. RICHARDSON
      -------------------------
         Alan V. Richardson
         (Attorney-in-Fact)

                                Authorized Representative
PacifiCorp:                       in the United States

By:      /s/ W. E. PERESSINI
      -------------------------
               William E.
               Peressini
               Vice President
               and Treasurer

    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on December 3, 1999.

                                PACIFICORP K PLUS EMPLOYEE
                                SAVINGS AND STOCK OWNERSHIP PLAN

                                By:            /s/ MICHAEL J. PITTMAN
                                     -----------------------------------------
                                     Name: Michael J. Pittman
                                     Title: Vice President, PacifiCorp

                                PACIFICORP COMPENSATION
                                REDUCTION PLAN

                                By:            /s/ MICHAEL J. PITTMAN
                                     -----------------------------------------
                                     Name: Michael J. Pittman
                                     Title: Vice President, PacifiCorp

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER    DOCUMENT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
   (4)(a)  Memorandum and Articles of Association of Scottish Power plc (incorporated by reference to
             Exhibit (3)(i)a to the Registration Statement on Form F-4 (333-77877)).

   (4)(b)  Amended and Restated Deposit Agreement, dated as of December 18, 1991, amended and restated as of
             September 4, 1997, and as further amended and restated as of May 6, 1999, among Scottish Power plc
             (formerly New Scottish Power plc), Scottish Power U.K. plc (formerly Scottish Power plc), The Bank of
             New York and all holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipts (incorporated by reference to Exhibit A to the
             Registration Statement on Form F-6 (Reg. No. 333-10322)).

   (4)(c)  The PacifiCorp Stock Incentive Plan, as amended and restated.

   (4)(d)  Form of the PacifiCorp K Plus Employee Savings and Stock Ownership Plan, as amended and restated.

   (4)(e)  The PacifiCorp Compensation Reduction Plan, as amended.

      (5)  Opinion of Shepherd & Wedderburn WS.

     (15)  Letter re Unaudited Interim Financial Information.

  (23)(a)  Consent of PricewaterhouseCoopers.

  (23)(b)  Consent of Shepherd & Wedderburn WS (included in Exhibit 5).

     (24)  Powers of Attorney.